NEWS RELEASE	C2008-04

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE - April 21, 2008	Page 1

DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2008
FINANCIAL RESULTS

KANSAS CITY, MO (April 21, 2008) - Consolidated net income for DST Systems, Inc. (NYSE: DST) was $72.2 million ($1.12 per diluted share) for first quarter 2008 compared to $65.4 million ($0.90 per diluted share) for first quarter 2007. Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $55.2 million ($0.86 per diluted share) for first quarter 2008 compared to $62.6 million ($0.87 per diluted share) for first quarter 2007.

First quarter 2008 financial highlights were as follows:

•
Consolidated operating revenues increased $4.6 million or 1.1% to $430.8 million as compared to $426.2 million for first quarter 2007. Taking into account a non-GAAP adjustment related to a $3.1 million Output Solutions customer termination fee recorded in first quarter 2007, consolidated operating revenues increased $7.7 million or 1.8% as compared to first quarter 2007. On this basis, increases in mutual fund shareowner processing revenues were partially offset by lower software license fee revenues and lower Output Solutions operating revenues.

•
Consolidated income from operations increased $4.8 million or 6.0% to $84.4 million as compared to $79.6 million for first quarter 2007. Taking into account certain non-GAAP adjustments, income from operations increased $5.1 million or 6.4% as compared to first quarter 2007. On this basis, Financial Services income from operations increased $2.8 million compared to first quarter 2007 due to increased contributions from mutual fund shareowner processing, partially offset by lower software license fee revenues and lower international contributions. Output Solutions income from operations for first quarter 2008 increased $2.8 million from first quarter 2007 from cost efficiencies realized from the implementation of proprietary printing and inserting technologies.

•
Equity in earnings of unconsolidated affiliates declined $16.1 million. No equity in earnings of Asurion were recorded in 2008 versus $11.4 million in first quarter 2007, and lower equity in earnings of BFDS, IFDS and Argus were recorded.

•
Certain of the Company’s joint ventures and, to a lesser extent, the Company, derive investment earnings related to cash balances maintained on behalf of customers. Average daily balances invested by the joint ventures were $1.50 billion during the first quarter of 2008 and $1.44 billion during the first quarter of 2007. Average interest rates earned on the balances declined from 5.06% in first quarter 2007 to 3.35% in first quarter 2008. The net effect of these fluctuations resulted in an approximate $5.7 million decline in interest earnings by the joint ventures, which resulted in a decrease of DST’s equity of earnings of unconsolidated affiliates of $1.7 million.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 2

Share-related activity during first quarter 2008 was as follows:

•
During first quarter 2008, the Company repurchased 5,625,244 shares of DST common stock for $394.9 million or approximately $70.20 per share. At March 31, 2008, there were approximately 1.2 million shares remaining to be repurchased under the existing share repurchase authorization plan. Total debt at March 31, 2008 was $1.436 billion, which approximates debt levels prior to the sale of Asurion. Accordingly, DST anticipates that repurchases for the remainder of the year, subject to the existing share repurchase plan, will be at substantially reduced levels compared to first quarter 2008, and will be generally determined by the Company’s free cash flow.

•
The Company had approximately 55.2 million shares outstanding at March 31, 2008, a decrease of 10.0 million shares from March 31, 2007. Shares outstanding at March 31, 2008 include approximately 2.7 million unvested restricted shares which are excluded from the determination of average common shares outstanding used in the calculation of basic earnings per share. The net effect of share repurchases and shares issued from stock option exercises during first quarter 2008 resulted in a net decrease in shares outstanding of approximately 5.6 million shares from December 31, 2007.

•
Diluted shares outstanding for first quarter 2008 were 64.3 million shares, a decrease of 7.5 million shares or 10.4% from first quarter 2007, and a decrease of 5.1 million shares or 7.3% from fourth quarter 2007. Diluted shares outstanding at March 31, 2008 include an aggregate 8.3 million shares comprised of the dilutive effects of 5.3 million shares from convertible debentures, 1.5 million shares from outstanding stock options and 1.5 million shares from restricted stock. The aggregate dilutive effect of these items decreased by approximately 2.3 million shares from fourth quarter 2007 from decreases in the Company’s average share price, while the aggregate dilutive effect of these items decreased by approximately 400,000 shares from first quarter 2007 due primarily to lower stock options outstanding.

•
Total stock options and restricted stock (“equity units”) outstanding at March 31, 2008 were 8.7 million, an increase of 100,000 equity units or 1.2% from December 31, 2007 and a decrease of 2.0 million equity units or 18.7% from March 31, 2007.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 3

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment, excluding out-of-pocket reimbursements (“OOP”), for first quarter 2008 increased $11.3 million or 4.1% to $286.8 million as compared to first quarter 2007. The increase in Financial Services operating revenues is attributable to increases in mutual fund shareowner processing services from higher levels of accounts serviced, partially offset by lower AWD and investment management accounting software and service revenues, primarily from reduced software license fees.

Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions). Operating revenues include approximately $11.1 million of software license fee revenues for first quarter 2008, a decrease of $5.6 million or 33.5% over the same period in 2007 primarily due to lower levels of investment management and AWD software license fees. While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

DST has experienced substantial growth in subaccounts serviced. Accordingly, DST is providing additional information on accounts serviced. Shareowner accounts and participants serviced at March 31, 2008 are as follows (in millions):

FOR IMMEDIATE RELEASE - April 21, 2008	Page 4

Registered accounts:
Non tax-advantaged accounts	68.1
Tax-advantaged accounts	46.9
115.0
Subaccounts	4.9
Total accounts serviced	119.9

Defined contribution participants	4.9

Total accounts serviced at March 31, 2008 were 119.9 million, an increase of 800,000 or 0.7% as compared to December 31, 2007.

Registered shareowner accounts represent individually registered shareowner accounts on the books of the transfer agent. Total registered accounts decreased 2.2 million or 1.9% from the comparable amount at December 31, 2007. New account conversions of 500,000 and net account growth of existing clients of 800,000 or 0.7% were offset by conversions of 100,000 to DST’s subaccounting platform and 3.4 million to non-DST subaccounting platforms.

Tax-advantaged accounts are comprised of accounts used for individual and corporate retirement savings plans and for individual education savings plans. Included in tax-advantaged accounts are Individual Retirement Accounts or IRAs, defined contribution retirement accounts, and Educational Savings Plan Accounts, which include both Coverdell and Section 529 college plan savings accounts. Tax-advantaged accounts increased 700,000 or 1.5% during the quarter ended March 31, 2008, of which 40,000 or 0.1% came from conversions and 660,000 or 1.4% represented account growth from existing clients. Tax-advantaged accounts represent 39.1% of total accounts serviced at March 31, 2008. For the period April 1 through April 15, 2008, shareowner accounts serviced increased approximately 300,000 accounts, of which 250,000 were tax-advantaged accounts.

Subaccounts represent individual mutual fund account positions maintained on behalf of broker/dealers using the TA2000 subaccounting platform. Subaccounts increased 3.0 million or 157.9% from the comparable amount at December 31, 2007, principally from conversions for new subaccounting clients of 2.9 million accounts from non-DST platforms and conversions of 100,000 of registered accounts from TA2000.

Defined contribution (“DC”) participants represent the number of active participants processed on DST’s TRAC platform. DC participants increased 120,000 or 2.5% during the quarter ended March 31, 2008.

During the quarter, DST received four new client commitments totaling approximately 1.9 million registered accounts. At March 31, 2008, total new client commitments of 2.0 million registered accounts are primarily scheduled to convert in third quarter 2008, and total new client commitments of 3.6 million subaccounts are scheduled to convert in third quarter 2008, based on current levels.

Financial Services segment income from operations for first quarter 2008 increased $2.8 million from the prior year quarter to $69.4 million. Increased contributions from mutual fund shareowner processing were partially offset by lower software license fee revenues and lower contributions from international operations. Costs and expenses for first quarter 2008 were $215.3 million, an increase of $8.5 million or 4.1% from the same period in 2007. Excluding reimbursable operating costs of $17.8 million in first quarter 2008 and $16.3 million in first quarter 2007, costs and expenses increased $7.0 million or 3.7% to $197.5 million. Increased personnel and travel costs were incurred to support new customers and higher volumes of international professional services revenues. Depreciation and amortization costs increased $1.5 million in the first quarter 2008 compared to the prior year quarter principally due to depreciation on new asset additions. Operating margin for first quarter 2008 was 24.2%, unchanged from first quarter 2007.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 5

Output Solutions Segment

Segment Reporting Change

In first quarter 2008, the Company changed the measurement of certain cost components of its Output Solutions Segment. The Output Solutions Segment leases its Connecticut, Missouri and California production facilities from the Investments and Other Segment. Beginning in 2008, the Company began reporting financial results for the Output Solutions Segment on the basis that the Output Solutions Segment owned (instead of leased) these three production facilities. Management believes this action will improve its ability to analyze the Output Solutions Segment operating results taking into consideration the special purpose nature of the production plants. Reported results for the Output Solutions Segment and the Elimination Adjustments for periods prior to 2008 have been restated to reflect this change. The Company’s restated segment results for first quarter 2007 have been included in the attached schedules that accompany this earnings release. The Investments and Other Segment continues to present rental revenues from the Output Solutions Segment along with the related depreciation expense associated with the properties, while the elimination of the inter-segment activity is included in the Elimination Adjustments. The impact of this change increased Output Solutions income from operations by $1.7 million and $1.8 million for the three months ended March 31, 2008 and 2007, respectively, and correspondingly increased the Segment Eliminations loss from operations by $1.7 million and $1.8 million for the three months ended March 31, 2008 and 2007, respectively.

Segment Financial Results

Output Solutions segment operating revenues (excluding OOP reimbursements) for first quarter 2008 were $142.7 million, a decrease of $3.4 million or 2.3% as compared to first quarter 2007, principally from lower U.S. images produced.

Items mailed during first quarter 2008 were 709.9 million, an increase of 2.3% compared to the prior year quarter primarily due to the conversion of a new telecommunications client during fourth quarter 2007 and higher volumes from other existing clients. Images produced during first quarter 2008 were 3.8 billion, a decrease of 11.6% compared to 2007. Increased volumes were more than offset by certain telecommunications clients reducing the amount of transaction information included on invoices thereby lowering total images produced. Operating revenue per image increased 11.2% from first quarter 2007 resulting from lower relative volumes from customers with lower unit pricing.

Output Solutions segment income from operations for first quarter 2008 totaled $13.8 million as compared to $11.0 million in first quarter 2007, an increase of $2.8 million or 25.4%. Costs and expenses for first quarter 2008 were $258.9 million, a decrease of $9.2 million or 3.4% from the same period in 2007. Excluding reimbursable operating costs of $139.2 million in first quarter 2008 and $142.8 million in first quarter 2007, costs and expenses decreased $5.6 million or 4.5% to $119.7 million from lower material costs and lower leased equipment costs resulting from the implementation of owned digital print technologies. As a result of the Company’s use of accelerated depreciation methods on printers and inserters, depreciation and amortization decreased $600,000 as compared to first quarter 2007. The cost reductions described above resulted in operating margin for first quarter 2008 of 9.7% compared to 7.5% for first quarter 2007.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 6

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $15.0 million for first quarter 2008, a decrease of $800,000 from first quarter 2007 primarily due to the sale of office buildings in second quarter 2007 and the sale of other properties in first quarter 2007. Income from operations for first quarter 2008 decreased $600,000 as compared to first quarter 2007 principally from lower rental income associated with the sale of properties, partially offset by lower depreciation expense.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates:

	Three months ended
	March 31,
(in millions)	2008		2007

Asurion	$		$	$ 11.4
BFDS		5.9		7.9
IFDS		3.5		5.9
Argus		0.3		1.2
Other		(1.0)		(1.6)
		$8.7		$24.8

As previously announced, DST sold the majority of its equity interest in Asurion on July 3, 2007 and now accounts for this investment under the cost basis.

DST’s equity in BFDS earnings for first quarter 2008 decreased $2.0 million as compared to first quarter 2007 primarily from lower investment earnings resulting from lower interest rates on cash balances maintained by BFDS on behalf of customers, and higher costs to support increased levels of accounts serviced.

DST’s equity in IFDS earnings for first quarter 2008 decreased $2.4 million as compared to first quarter 2007. The decrease in equity in earnings is attributable to increased costs associated with new customer conversions and higher income taxes (as a $1.2 million deferred income tax benefit was recognized in first quarter 2007), partially offset by higher operating revenues associated with higher shareowner accounts. Shareowner accounts serviced by IFDS U.K. were 5.8 million at March 31, 2008, unchanged from December 31, 2007 and March 31, 2007. Shareowner accounts serviced by IFDS Canada were 10.9 million at March 31, 2008, an increase of 3.4 million accounts from December 31, 2007 and an increase of 3.6 million from March 31, 2007, primarily from the January 2008 conversion of a new remote mutual fund client with approximately 3.2 million accounts.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 7

Equity in earnings of Argus Health Systems for first quarter 2008 decreased $900,000 as a result of slightly lower operating revenues, higher operating costs in connection with the processing of higher volumes of claims and lower investment earnings from lower interest rates on cash balances maintained by Argus on behalf of customers.

The Other category in the table above includes principally various real estate joint ventures. Increases in contributions were recorded by certain real estate joint ventures.

Other income, net

Other income was $6.1 million in first quarter 2008, a decrease of $2.4 million as compared to first quarter 2007 primarily due to unrealized losses on marketable securities designated as trading, and program fees for the account receivable securitization program initiated in second quarter 2007, partially offset by higher dividend income.

Interest expense

Interest expense was $12.7 million for first quarter 2008, a decrease of $5.5 million from first quarter 2007, primarily from lower average debt balances and average interest rates. Costs associated with the accounts receivable securitization program are included in other income, as mentioned above. Share repurchase activities during the quarter significantly increased debt levels, which should increase interest expense in future quarters.

Income taxes

The Company’s tax rate was 36.2% for first quarter 2008 compared to 33.7% for the first quarter 2007, an increase of 2.5% from 2007 primarily due to a change in the relative proportions of domestic, international and corporate joint venture income. The Company expects its tax rate to be approximately 36.2% for the remainder of 2008.

Accounting Standards

Earnings Per Share

The FASB has previously issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the 17.1 million incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $1.01 and $0.84 (versus GAAP reported earnings of $1.12 and $0.90) for the three months ended March 31, 2008 and 2007, respectively. The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 8

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 9

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the three months ended March 31,
	2008	2007

Operating revenues	$430.8	$426.2
Out-of-pocket reimbursements	157.0	159.1
Total revenues	587.8	585.3

Costs and expenses	472.8	475.8
Depreciation and amortization	30.6	29.9

Income from operations	84.4	79.6

Interest expense	(12.7)	(18.2)
Other income, net	(4.4)	12.8
Equity in earnings of unconsolidated affiliates	8.7	24.8

Income before income taxes	76.0	99.0
Income taxes	3.8	33.6

Net income	$72.2	$65.4

Average common shares outstanding	56.0	63.1
Diluted shares outstanding	64.3	71.8

Basic earnings per share	$1.29	$1.04
Diluted earnings per share	$1.12	$0.90

FOR IMMEDIATE RELEASE - April 21, 2008	Page 10

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2008	2007
Revenues
Financial Services
Operating	$286.8	$275.5
OOP reimbursements	17.8	16.3
	$304.6	$291.8

Output Solutions
Operating	$142.7	$149.2
OOP reimbursements	139.2	142.8
	$281.9	$292.0

Investments and Other
Operating	$15.0	$15.8
OOP reimbursements	0.1	0.1
	$15.1	$15.9

Eliminations
Operating	$(13.7)	$(14.3)
OOP reimbursements	(0.1)	(0.1)
	$(13.8)	$(14.4)

Total Revenues
Operating	$430.8	$426.2
OOP reimbursements	157.0	159.1
	$587.8	$585.3

FOR IMMEDIATE RELEASE - April 21, 2008	Page 11

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2008	2007*
Income (loss) from operations
Financial Services	$69.4	$63.8
Output Solutions	13.8	14.1
Investments and Other	2.9	3.5
Elimination Adjustments	(1.7)	(1.8)
	$84.4	$79.6

* The historical Output Solutions and Elimination Adjustments Segment information has been revised to reflect a 2008 change in presentation of certain cost components of the Output Solutions Segment, as described in the Output Solutions Segment results above.

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	March 31,	December 31,
Selected Balance Sheet Information	2008	2007

Cash and cash equivalents	$104	$109
Debt	1,436	1,061

	Three months ended March 31,
Selected Cash Flow Information	2008	2007

Capital expenditures
Operating segments	$15	$25
Investments and Other segment	2	5

FOR IMMEDIATE RELEASE - April 21, 2008	Page 12

Segment Information

	Three Months Ended March 31, 2008
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$284.9	$142.7	$3.2	$	$430.8
Intersegment operating revenues	1.9		11.8	(13.7)
Out-of-pocket reimbursements	17.8	139.2	0.1	(0.1)	157.0
Total revenues	304.6	281.9	15.1	(13.8)	587.8

Costs and expenses	215.3	258.9	10.1	(11.5)	472.8
Depreciation and amortization	19.9	9.2	2.1	(0.6)	30.6

Income from operations	69.4	13.8	2.9	(1.7)	84.4
Other income, net	(4.5)	(0.2)	0.3		(4.4)
Equity in earning (losses) of unconsolidated affiliates	9.2		(0.5)		8.7

Earnings before interest and income taxes	$74.1	$13.6	$2.7	$(1.7)	$88.7

	Three Months Ended March 31, 2007
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$273.7	$149.2	$3.3	$	$426.2
Intersegment operating revenues	1.8		12.5	(14.3)
Out-of-pocket reimbursements	16.3	142.8	0.1	(0.1)	159.1
Total revenues	291.8	292.0	15.9	(14.4)	585.3

Costs and expenses	209.6	268.1	10.0	(11.9)	475.8
Depreciation and amortization	18.4	9.8	2.4	(0.7)	29.9

Income from operations	63.8	14.1	3.5	(1.8)	79.6
Other income, net	3.2		9.6		12.8
Equity in earnings (losses) of unconsolidated affiliates	26.7		(1.9)		24.8

Earnings before interest and income taxes	$93.7	$14.1	$11.2	$(1.8)	$117.2

Note: The historical Output Solutions and Elimination Adjustments Segment information has been revised to reflect a 2008 change in presentation of certain cost components of the Output Solutions Segment, as described in the Output Solutions Segment results above.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 13

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended March 31, 2008, have been treated as non-GAAP adjustments:

•
Other net losses, in the amount of $10.5 million, associated with securities transactions, which are included in other income, net. The income tax benefit associated with these losses was approximately $4.0 million. The Company recorded approximately $10.2 million of investment impairments, which the Company believed were other than temporary, on available for sale equity securities.

•
An income tax benefit of approximately $23.6 million resulting from a reduction in the Company’s liabilities for FIN 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB No. 109.” The decrease in FIN 48 liabilities is principally related to the resolution of an IRS examination matter that was resolved in DST’s favor.

The following items, which occurred during the quarter ended March 31, 2007, have been treated as non-GAAP adjustments:

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $2.8 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $1.1 million.

•	A contract termination fee, in the amount of $3.1 million, included in Output Solutions operating revenues. The income tax expense associated with this income was approximately $1.2 million.

•
Other net gains, in the amount of $3.3 million, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $1.3 million.

•
A gain related to the recovery in a non-operating Chapter 11 bankruptcy claim of an amount due from a previous client, in the amount of $1.0 million, included in other income, net. The income tax expense associated with this gain was approximately $400,000.

FOR IMMEDIATE RELEASE - April 21, 2008	Page 14

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Three Months Ended March 31,
(Unaudited - in millions, except per share amounts)

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$84.4	$76.0	$72.2	$1.12

Adjusted to remove:

Included in non-operating income:

Net losses on securities transactions		10.5	6.6	0.10
Reduction in FIN 48 liabilities			(23.6)	(0.36)
Adjusted Non-GAAP income	$84.4	$86.5	$55.2	$0.86

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$79.6	$99.0	$65.4	$0.90

Adjusted to remove:
Included in operating income:

ASI merger integration costs - Financial Services	2.8	2.8	1.7	0.02
Contract termination fee - Output Solutions	(3.1)	(3.1)	(1.9)	(0.02)

Included in non-operating income:

Net gains on securities transactions		(3.3)	(2.0)	(0.02)
Recovery of Chapter 11 bankruptcy claim		(1.0)	(0.6)	(0.01)
Adjusted Non-GAAP income	$79.3	$94.4	$62.6	$0.87

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.